UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2007 (February 28, 2007)

ICT GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	0-20807	23-2458937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Brandywine Boulevard Newtown, Pennsylvania	18940
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 685-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 1.02	Termination of a Material Definitive Agreement.

On February 28, 2007, John J. Brennan, Chairman, President and Chief Executive Officer of ICT Group, Inc. (the “Company”) and Eileen Brennan Oakley, Trustee of the Brennan Family 1997 Trust and the Brennan Family 1996 Trust (collectively, the “Brennan Family Trusts”), executed a Termination of Voting Agreement and Proxy, which terminated the Voting Agreement executed on April 1, 2004 (the “Voting Agreement”) and the related proxy given to John J. Brennan. Under the Voting Agreement, John J. Brennan and Eileen Brennan Oakley, as Trustee of the Brennan Family Trusts, had agreed to vote by unanimous consent all of the shares of Common Stock of the Company held in the Brennan Family Trusts on all matters submitted to the Company’s shareholders that involved the election of members of the Board of Directors of the Company (the “Subject Matters”). On February 28, 2007, and in connection with the termination of the Voting Agreement, John J. Brennan, Eileen Brennan Oakley, as Limited Voting Trustee, and Donald P. Brennan, a member of the Board of Directors of the Company, executed an Acknowledgment and Agreement pursuant to which the parties acknowledged and agreed that, as a result of the termination of the Voting Agreement and in accordance with the terms of the Voting Trust Agreement between John J. Brennan and Donald P. Brennan, the Limited Voting Trustee would no longer act in place of Donald P. Brennan under the Voting Trust Agreement with respect to the Subject Matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICT GROUP, INC.

By:	/s/ Jeffrey C. Moore
Jeffrey C. Moore
Senior Vice President and General Counsel

Dated: March 6, 2007

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